Exhibit (a)(5)(G)

FSCT TENDER OFFER EMPLOYEE FAQ

On July 15, 2020, Forescout entered into an amended and restated merger agreement (“Amended Merger Agreement”) with affiliates of Advent International Corporation (“Advent”). Pursuant to the terms of the Amended Merger Agreement, on July 20, 2020, Advent commenced a tender offer (the “Tender Offer”) to purchase all of Forescout’s outstanding shares of common stock (“Shares”) at a price per Share of $29.00, without interest and subject to any applicable withholding taxes (the “Offer Price”). Below we address many of the frequently asked questions that Forescout has received regarding the Tender Offer. This FAQ is just a summary; in the event of a conflict between this FAQ and the tender offer or other legal documents, those documents will control.

1.              What is a tender offer?

•                  A tender offer is an offer made directly to stockholders to purchase their shares.

•                  While the Tender Offer is open, stockholders may “tender” their shares to the buyer. If the Tender Offer closes, then the tendered shares will be “taken up” and acquired by the buyer.

2.              When is the Tender Offer expiring?

•                  The Tender Offer is initially scheduled to expire at the end of the day, one minute after 11:59 p.m., Eastern Time, on August 14, 2020. This date is subject to extension if the conditions to the Tender Offer are not satisfied as of that time.

•                  The Tender Offer materials contain complete details on the terms of the Tender Offer and the circumstances in which it could be extended. Information on how to access those materials is below.

3.              What is the Offer Price?

•                  Under the terms of the Amended Merger Agreement, Advent has offered to purchase all Shares in cash for $29.00 per Share, without interest and less any required tax withholdings.

4.              Has Forescout’s Board of Directors recommended that stockholders tender their shares?

•                  Yes. Forescout’s Board of Directors unanimously recommended that stockholders tender their Shares in the Tender Offer.

5.              Where can I read more about the Tender Offer?

•                  Advent filed its tender offer documents with the Securities and Exchange Commission (“SEC”) on July 20, 2020; you can access the Offer to Purchase  here.

•                  Additional details regarding the Tender Offer and the recommendation of Forescout’s Board of Directors with respect to the Tender Offer are available in Forescout’s filings with the SEC found  here.

6.              Previously, I voted in favor of the transaction with Advent. Do I need to do that again? Does that vote count as tendering my Shares?

•                  No vote of Forescout stockholders is expected in connection with the Tender Offer.

•                  Your prior vote with respect to any transaction with Advent does not count as tendering your Shares.

7.              Can employees participate in the Tender Offer?

•                  Yes, if they own Shares.

8.              How do I tender my Shares?

•                  Please contact the bank or broker through which you hold your Shares for information on the process of tendering your Shares. There may be fees that apply to tendering your Shares.

9.              I’m a stockholder but I haven’t received any information on how to tender my Shares. Should I be worried?

•                  No. It may take several days for the information and documentation to reach you. You can call your bank or broker for more information. Your bank or broker handles the distribution of these materials; it is not done by Forescout or Advent.

10.       I’ve tendered my Shares. When will I receive payment?

•                  Payment will not occur prior to the expiration of the Tender Offer. The Tender Offer is currently scheduled to expire at the end of the day, one minute after 11:59 p.m., Eastern Time, on August 14.

•                  If the Tender Offer is successful, it will likely still take several days to receive your payment. This process is handled by your bank or broker; it is not done by Forescout or Advent.

11.       What happens if I don’t tender my Shares?

•                  If a majority of Shares are tendered in the Tender Offer, then any Shares that were not tendered will still receive the Offer Price through a “second step” merger that occurs shortly after the Tender Offer closes. No vote or other action of any stockholder is required for this to happen. This merger is expected to occur on the first business day following the successful completion of the Tender Offer.

12.       What happens to my Forescout stock options?

•                  If the Tender Offer closes, then, in connection with the closing of the merger described in question 11 above, all outstanding options that you hold that have an exercise price per Share that is less than the Offer Price will be paid out at the Offer Price, less the amount of the exercise price for such options and any required tax withholdings.

•                  This will occur automatically. There is no need to exercise your options.

•                  Any option with an exercise price per Share equal to or greater than the Offer Price will be cancelled and will not receive any payment.

•                  Payment will be made through payroll rather than through E*TRADE.

13.       What happens with the RSUs that are scheduled to vest on August 15, 2020 RSU?

•                  If the Tender Offer closes as scheduled on August 14, those RSUs that vest on August 15, 2020 will be paid out at the Offer Price, less any required tax withholdings.

•                  It is expected that these payments will be made through payroll rather than through E*TRADE.

•                  You do not need to do anything for this to happen.

•                  If the Tender Offer does not close on August 14, then we expect that the vesting and settlement of the RSUs will be handled in accordance with Forescout’s usual practices.

14.       What will happen to my unvested RSUs and PSUs?

•                  Unvested RSU/PSUs will not be paid out in connection with the Tender Offer or the “second step” merger.

•                  Unvested RSU/PSUs will be continued and, after the Tender Offer and merger close, will represent the right to receive an amount equal to the product of (1) the Offer Price (less the purchase price per Share, if any, of such RSU/PSU award) multiplied by (2) the total number of Shares then subject to the RSU/PSU award.

•                  Upon vesting, these RSU/PSUs will be paid either in cash or in stock of Forescout or a parent company thereof (or a combination thereof). Advent, as the new owner of Forescout, will make these decisions.

15.       What happens to Forescout as a company?

•                  If the Tender Offer and “second step” merger are successful, Forescout will become a private company and an indirect, wholly owned subsidiary of Advent.

•                  Forescout will no longer be listed on NASDAQ.

16.       What happens to the blackout relating to the insider trading window?

•                  We are currently in a closed window.

•                  It is not expected that the trading window will reopen prior to the initial scheduled expiration of the Tender Offer on August 14, 2020.

•                  You can view your individual insider trading designation within your Namely profile.

Additional Information and Where to Find It

This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell Shares. The solicitation and the offer to purchase Shares described in this communication will be made only pursuant to the offer to purchase and related materials that Advent has filed on Schedule TO with the SEC. In addition, Forescout has filed its recommendation of the Tender Offer on Schedule 14D-9 with the SEC.

FORESCOUT’S STOCKHOLDERS ARE ADVISED TO READ THE TENDER OFFER MATERIALS AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED BY ADVENT OR FORESCOUT WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER. THESE MATERIALS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER, ADVENT AND FORESCOUT.

Both the tender offer materials and the solicitation/recommendation statement on Schedule 14D-9 will be made available to Forescout’s stockholders free of charge. A free copy of the tender offer materials and the solicitation/recommendation statement on Schedule 14D-9 will also be made available to Forescout’s stockholders by visiting Forescout’s website ( www.forescout.com). In addition, the tender offer materials and the solicitation/recommendation statement on Schedule 14D-9 (and all other documents filed by Forescout with the SEC) will be available at no charge on the SEC’s website (www.sec.gov) upon filing with the SEC.